                                                                    EXHIBIT 99.1
                                                                    News Release
--------------------------------------------------------------------------------

                                  [LOGO]UNITED
                                        BANKSHARES, INC.

For Immediate Release                                  Contact: Steven E. Wilson
October 21, 2002                                         Chief Financial Officer
                                                                  (304) 424-8704

                   United Bankshares, Inc. Posts 13% Increase
                for Record Earnings in the Third Quarter of 2002

     PARKERSBURG, WV--United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings for the third quarter and the first nine months of 2002. Net income was $22.4 million for the third quarter of 2002, up 13% from $19.8 million earned during the third quarter of 2001. Diluted earnings per share were 52(cent) for the third quarter, up 8% compared to 48(cent) per share for the third quarter of 2001. Net income for the first nine months of 2002 was $66.4 million or $1.53 per diluted share, which was also an increase of 13% compared to $58.9 million or $1.41 per diluted share for the prior year's first nine months.

     United's return on average assets was 1.58% for the quarter, up from 1.55% in the third quarter of 2001. Return on average equity was 16.37% for the third quarter of 2002 compared to 17.31% for last year's third quarter. For the nine months ended September 30, 2002, United achieved an annualized return on average assets of 1.60% and an annualized return on average equity of 16.85% compared with 1.59% and 17.57%, respectively, for the same time periods in 2001. These key financial performance ratios are indicative of United's earnings strength and balanced capital levels. United continues to be one of the best performing regional banking companies in the nation.

     Tax-equivalent net interest income for the third quarter of 2002 was $56.5 million, an increase of $7.0 million or 14% from the third quarter of 2001. Tax-equivalent net interest income for the first nine months of 2002 was $164.1 million, an increase of $18.4 million or 13% from the prior year's first nine months. The net interest margin for the third quarter of 2002 was 4.26% which is 12 basis points higher than the previous year's third quarter net interest margin of 4.14%. For the first nine months of 2002, the net interest margin was 4.22%, which is 8 basis points higher than the same period in 2001. The margin increases from last year's results were primarily attributable to a decrease in funding costs and an increase in average earning assets due mainly to the Century Bancshares acquisition that was consummated in December of 2001. The cost of interest-bearing funds declined 133 and 152 basis points for the quarter and year-to-date, respectively, when compared to the same periods in 2001. On a linked quarter basis, tax-equivalent net interest income increased $2.3 million or 4% while the net interest margin increased 4 basis points from the second quarter of 2002. These increases were the result of a higher level of loans held for sale and the associated interest income earned until settlement, plus an 18 basis point decline in the cost of interest-bearing deposits. In addition, United received a $1.1 million dividend payment plus interest during the quarter on a $10 million trust preferred security previously classified as nonaccrual.

United Bankshares, Inc. Posts...
October 21, 2002
Page Two

     Noninterest income, excluding security transactions, for the third quarter of 2002 was $23.1 million, which represented increases of 41% and 32% from the third quarter of 2001 and second quarter of 2002, respectively. These results were achieved primarily due to increased revenues from the mortgage banking segment. Income from mortgage banking operations increased $3.9 million or 53% for the third quarter of 2002 as compared to the third quarter of 2001. On a linked-quarter basis, mortgage banking income increased $4.1 million or 57%. Noninterest income, excluding security transactions, for the first nine months of 2002 increased $11.1 million or 24% from the same time period in 2001 primarily due to increases of $5.8 million and $3.9 million in mortgage banking income and deposit services fees, respectively. Including security transactions, noninterest income increased 19% and 16% for the third quarter and first nine months of 2002, respectively, when compared to the same time periods in 2001. Included in the security transactions' totals for 2002 and 2001 are recognized impairment charges of $5.4 million and $1.2 million, respectively, related to an other-than-temporary decline in the fair value of retained interests in securitized assets for the nine months ended September 30, 2002 and 2001. This decline was the result of an increase in the level of prepayment and default activity during the time periods, which effected the valuation of those securities.

     Noninterest expense increased 34% and 24% for the third quarter and first nine months of 2002, respectively, compared to the third quarter and first nine months of 2001. These increases from last year were mainly due to increased employee salaries and benefits from the Century Bancshares acquisition in December of 2001, which more than offset the reduction in goodwill amortization expense related to a change in accounting rules effective January 1, 2002. On a linked-quarter basis, noninterest expense was up 11% over the second quarter of 2002 due mainly to higher sales activity in the mortgage banking segment as compensation and incentives for its personnel are significantly tied to activity levels. The efficiency ratio was still a low 47.64% and 46.88% for the third quarter and first nine months of 2002, respectively. This ratio compares very favorably to regional and national peer group banking companies.

     United's credit quality continues to be sound. Nonperforming loans were $12.9 million at September 30, 2002, as compared to $15.0 million at June 30, 2002 and $17.6 million at December 31, 2001. At quarter end, nonperforming loans represented 0.36% of loans, net of unearned income. The provision for loan losses for the three months ended September 30, 2002 amounted to $1.8 million compared to $4.1 million for the same period in 2001. The provision for loan losses for the nine months ended September 30, 2002 was $5.7 million compared to $8.8 million for the prior year-to-date. Net charge-offs were $2.2 million for the third quarter of 2002 which was a decline from net charge-offs of $2.8 million for the prior year quarter. Net charge-offs for the first nine months of 2002 were $5.8 million, a decrease from net charge-offs of $6.8 million for the first nine months of 2001. As of September 30, 2002, the allowance for loan losses was $47.4 million or 1.33% of loans, net of unearned income, compared to 1.35% at December 31, 2001.

United Bankshares, Inc. Posts...
October 21, 2002
Page Three

     During the quarter, United's Board of Directors declared a cash dividend of 24(cent) per share, which represented a 4% increase over the 23(cent) paid in both the second quarter of 2002 and the third quarter of 2001. The annualized year-to-date dividend of 70(cent) per share equals 93(cent), which would represent the twenty-ninth consecutive year of dividend increases for United's shareholders.

     United Bankshares, with $5.8 billion in assets, presently has 85 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".




     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

                                  [LOGO]UNITED
                                        BANKSHARES, INC.
                    THE CHALLENGE TO BE THE BEST NEVER ENDS

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES

                                FINANCIAL SUMMARY
               (In Thousands Except for Share and Per Share Data)

                                                            Three Months Ended                  Nine Months Ended
                                                     ---------------------------------- ----------------------------------
                                                      September 30      September 30      September 30     September 30
                                                          2002              2001              2002             2001
                                                     ---------------------------------- ----------------------------------
EARNINGS SUMMARY:
Interest income, taxable equivalent                      $    89,138       $    93,216       $   264,695      $   282,674
Interest expense                                              32,677            43,721           100,589          136,965
Net interest income, taxable equivalent                       56,461            49,495           164,106          145,709
Taxable equivalent adjustment                                  2,725             2,920             8,306            8,685
Net interest income                                           53,736            46,575           155,800          137,024
Provision for loan losses                                      1,823             4,145             5,725            8,787
Income from mortgage banking operations                       11,203             7,343            24,801           19,037
Loss on security transactions                                 (4,368)             (647)           (4,961)          (1,223)
Other noninterest income                                      11,894             9,060            32,096           26,783
Noninterest expenses                                          38,697            28,882           105,556           85,331
Income taxes                                                   9,592             9,524            30,075           28,587
Net income                                                    22,353            19,780            66,380           58,916
Net income adjusted for impact of FAS 142 /(1)/               22,353            20,325            66,380           60,557
Cash dividends declared                                       10,193             9,500            29,863           28,205

PER COMMON SHARE:
Net income:
    Basic                                                       0.53              0.48              1.56             1.42
    Diluted                                                     0.52              0.48              1.53             1.41
    Diluted adjusted for impact of FAS 142 /(1)/                0.52              0.49              1.53             1.45
Cash dividends declared                                         0.24              0.23              0.70             0.68
Book value                                                                                         12.72            11.23
Closing market price                                                                               29.01            27.00
Common shares outstanding:
    Actual, net of treasury shares                                                            42,277,711       41,179,287
    Average basic                                         42,419,925        41,264,394        42,667,849       41,476,627
    Average diluted                                       43,103,509        41,623,037        43,348,668       41,760,428

FINANCIAL RATIOS:
Return on average assets                                        1.58%             1.55%             1.60%            1.59%
Return on average shareholders' equity                         16.37%            17.31%            16.85%           17.57%
Average equity to average assets                                9.62%             8.96%             9.52%            9.04%
Net interest margin                                             4.26%             4.14%             4.22%            4.14%

                                                      September 30      September 30       December 31        June 30
                                                          2002              2001              2001              2002
                                                     ---------------------------------- ----------------------------------
PERIOD END BALANCES:
Assets                                                   $ 5,848,573       $ 5,165,890       $ 5,631,775       $5,625,130
Earning assets                                             5,480,448         4,945,559         5,301,211        5,294,773
Loans, net of unearned income                              3,572,280         3,216,456         3,502,334        3,590,305
Loans held for sale                                          519,786           250,672           368,625          284,230
Investment securities                                      1,372,408         1,472,699         1,428,716        1,412,112
Total deposits                                             3,982,265         3,484,144         3,787,793        3,815,311
Shareholders' equity                                         537,773           462,503           506,529          533,183


/(1)/ As required, United discontinued the amortization of goodwill in accordance with Financial Accounting Standards Board Statement No. 142. These amounts have been adjusted for periods prior to January 1, 2002 to present those amounts on a comparable basis with the periods subsequent to January 1, 2002.